Exhibit 8.1

May 19, 2017

Merk Investments LLC

44 Montgomery Street, #3730

San Francisco, California 94104

Re:	Discussion of Federal Income Tax Consequences

Ladies and Gentleman:

Merk Investments LLC, a Delaware limited liability company, as the sponsor of the Trust identified below (“Sponsor”), has requested our opinion, in our capacity as special federal income tax counsel to the Sponsor, regarding the discussion relating to federal income tax matters under the heading “Federal Income Tax Consequences” in the Trust’s prospectus included in the Registration Statement (defined below) (“Prospectus”).

In rendering this opinion, we have examined (1) the Trust’s registration statement that was filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (“Securities Act”), on Form S-3 (Registration No. 333-217600) on May 2, 2017 (as amended as of the date hereof, “Registration Statement”), (2) the Depositary Trust Agreement between the Sponsor and The Bank of New York Mellon, a banking corporation organized under the laws of the State of New York with trust powers, as trustee (“Trustee”), dated as of May 6, 2014, as amended by the First Amendment To Depositary Trust Agreement, dated as of October 22, 2015 (effective as of October 26, 2015), and the Second Amendment To Depositary Trust Agreement, dated as of April 28, 2016, each between the Sponsor and the Trustee (as amended, “Trust Agreement”), pursuant to which VanEck Merk Gold Trust (formerly known as “Merk Gold Trust,” then as “Van Eck Merk Gold Trust”) (“Trust”) was formed, copies of which have been filed as exhibits to the Registration Statement, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for purposes of this opinion letter, the accuracy and completeness of all the information contained in the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on that information; we have no reason to believe that any of that information is inaccurate, untrue, or incomplete, but, as noted, we have not attempted to independently verify any of it. Finally, we have assumed that the Documents present all the material and relevant facts relating to the subject matter hereof.

Merk Investments LLC

May 19, 2017

FACTS

1. The Trust

The Trust was organized under New York law pursuant to the Trust Agreement. The offices of the Trust and the Trustee are located at 2 Hanson Place, Brooklyn, New York 11217. The Sponsor’s offices are located at 44 Montgomery Street, #3730 San Francisco, California 94104. The Trust is not, and will not be, registered with the SEC as an investment company under the Investment Company Act of 1940, as amended.

The Sponsor and the Trustee intend the Trust to continue (1) to qualify for classification as a “trust” under Treas. Reg. § 301.7701-4(a)1 -- and not as an “investment trust” with respect to which there is a power under the trust agreement to vary the certificate holders’ investment, which is not classified as a trust, under Treas. Reg. § 301.7701-4(c) -- and not as a business entity under Treas. Reg. § 301.7701-2, and (2) to be treated as a “grantor trust” described in sections 671-679, and they have so treated, will continue to so treat, the Trust. That intent is expressed in section 4.11 of the Trust Agreement (entitled “Grantor Trust”), which provides as follows:

Nothing in this Agreement, any Custody Agreement, or otherwise shall be construed to give the Trustee the power to vary the investment of the Beneficial Owners (within the meaning of [Treas. Reg. §] 301.7701-4(c) … or any similar or successor provision of the [R]egulations …), nor shall the Sponsor give the Trustee any direction that would vary the investment of the Beneficial Owners.

(The terms “Custody Agreement” and “Beneficial Owner” are defined below.) Furthermore, that intent is reflected in section 6.2(a)(viii) of the Trust Agreement, which lists the following as an event causing termination of the Trust Agreement and the Trust:

the Trust fails to qualify for treatment, or ceases to be treated, as a “grantor trust” under the Code or any comparable provision of the laws of any State or other jurisdiction where that treatment is sought, and the Trustee receives notice from the Sponsor that the Sponsor has determined that, because of that tax treatment or change in tax treatment, termination of the Trust is advisable.

1 “Treas. Reg. §” references are to the final, temporary, and proposed regulations under the Internal Revenue Code of 1986, as amended (“Code”) (“Regulations”). “Section” references are to the Code, unless otherwise noted.

Merk Investments LLC

May 19, 2017

The Trust issues units, named “Merk Gold shares,” each representing a fractional undivided beneficial interest in and ownership of its net assets and having no par value (“Shares”); the Shares are sold as part of an offering of securities to the public pursuant to the Registration Statement and have been registered under the Securities Act.2 The Trust’s primary objective is to provide investors with an opportunity to invest in gold through the Shares and be able to take delivery of physical gold bullion in exchange for their Shares. The Trust’s secondary objective is for the Shares to reflect the performance of the price of gold less the expenses of its operations. The Trust is not actively managed and does not engage in any activities designed to obtain a profit from, or to compensate investors for losses caused by, changes in the price of gold.

The Trust’s assets consist principally of physical gold bullion held on its behalf in financial institutions for safekeeping. It holds so-called London Good Delivery Bars (“London Bars”)3 and other gold bars and coins, without numismatic value, with a minimum fineness (or purity) of 995 parts per 1,000 (99.5%) or American Gold Eagle gold coins with a minimum fineness of 91.67% (“American Gold Eagle Coins”) (collectively, “Gold”)4; any Gold other than London Bars will be held solely for delivery to investors who would like to take delivery thereof in exchange for their Shares. A holder of Shares will not have any immediate possessory interest in, or unilateral right to obtain possession of, the physical gold represented by the Shares it holds.

2 On May 6, 2014, an initial purchaser, subject to conditions, deposited gold for the purchase of two initial Baskets (as defined below) totaling 100,000 Shares. Delivery of those initial Baskets was made on or about May 15, 2014. The Trust received all proceeds from the offering of the initial Baskets in gold in an amount equal to the full price for the initial Baskets.

3 These are bars of physical gold bullion, each weighing between 350 and 430 “Fine Ounces” (i.e., troy ounces, each equal to 31.103 grams or 1.0971428 ounces avoirdupois), that meet the London Good Delivery Standards, i.e., the specifications for weight, dimensions, fineness (or purity), identifying marks, and appearance of gold bars set forth in “The Good Delivery Rules for Gold and Silver Bars” published by the London Bullion Market Association (“LBMA”).

4 As used herein, the word “Gold” includes, unless the context suggests otherwise, gold held in “unallocated” form. Gold is said to be held in that form when the person in whose name gold is so held at a custodian for financial assets is entitled to receive delivery of gold in the amount standing to the credit of that person’s account maintained by the custodian, but that person has no ownership interest in any particular gold that the custodian owns or holds. From the standpoint of an investor, such as the Trust, unallocated gold (sometimes referred to as “paper gold”) is a claim on a non-specific pool of gold a financial institution holds and there are no tangible gold bars -- gold is “allocated” only in multiples of whole bars -- stored in the investor’s name; rather, the investor has a claim on the financial institution’s assets (the underlying gold). “Allocated” gold, on the other hand, is stored in a vault under a custody arrangement, the individual bars are the property of the owner (accountholder), and the gold is neither an asset nor a liability of a financial institution. Essentially, Gold a custodian holds for the benefit of an accountholder will be unallocated until there is a sufficient quantity to convert to a whole bar.

Merk Investments LLC

May 19, 2017

The Shares provide investors with the opportunity to access the gold market though a traditional brokerage account. The Sponsor believes that investors are able to more effectively implement strategic and tactical asset allocation strategies that use gold by investing in the Shares than by purchasing, holding, and trading gold directly. The Trust is one of several exchange-traded products that seek to track the price of physical gold. Certain other financial products may gain exposure to physical gold through the use of derivatives that may be subject to counterparty and credit risks, but the Trust does not, and will not, hold or employ derivatives. The Trust’s Gold also is not, and will not be, subject to borrowing arrangements with third parties, so its allocated gold is not, and will not be, subject to those risks. The value of the Trust’s Gold is reported on its website (“Website”) daily.

The Trust issues Shares in blocks of 50,000 Shares (each, a “Basket”) -- except that the Sponsor, on prior written notice to the Trustee, may from time to time increase or decrease the number of Shares comprising a Basket -- in exchange for physical gold bullion from an “Authorized Participant.” An Authorized Participant is a person that, at the time of submitting to the Trustee an order to purchase, or an order to redeem, one or more Baskets (each, an “Order”), (1) is a registered broker-dealer or other securities market participant, such as a bank or other financial institution, that, but for an exclusion from registration, would be required to register as a broker-dealer to engage in securities transactions, (2) is a participant in The Depository Trust Company (“DTC”), such as a bank, broker, dealer, or trust company, (3) has in effect a valid Authorized Participant Agreement (i.e., an agreement among the Trustee, the Sponsor, and that person that authorizes the latter to submit Orders under the Trust Agreement), and (4) has established an unallocated account with the Custodian (as defined below) or another LBMA-approved gold-clearing bank. The Trust issues and redeems Baskets on an ongoing basis at net asset value (“NAV”) to and from Authorized Participants and may redeem Baskets in exchange for the amount of gold corresponding to their redemption value.

Individual Shares are not, and will not be, issued or redeemed by the Trust but are listed and trade on The NYSE Arca Marketplace operated by NYSE Arca Equities, Inc. (“NYSE Arca”) under the symbol “OUNZ.” Thus, investors normally would purchase Shares through a broker-dealer, as they would any other security, and ownership of Shares are evidenced only on the books and records of the broker-dealer through which the Shares are purchased. Shares are offered to the public from time to time at prices that reflect, among other things, the price of gold and the trading price of the Shares on NYSE Arca at the time of the offer. The market price of a Share may be different from the NAV per Share.

Any owner of a beneficial interest in any Shares (other than an Authorized Participant) (“Beneficial Owner”) who wishes to surrender part or all of those Shares for the purpose of taking delivery of physical gold (i.e., exchange Shares for physical gold) in the amount of Trust property represented by those Shares (“Delivery Applicant”) must submit to the Sponsor a document in form satisfactory to the Sponsor that expresses the Delivery Applicant’s non-binding intention to do so (“Delivery Application”). The number of Shares to be delivered by the Delivery Applicant must correspond in Fine Ounces to the Fine Ounce content of the Gold requested. To meet its primary objective noted above -- that is, to provide investors with an opportunity to invest in gold through the Shares and be able to take delivery of physical gold bullion in exchange for their Shares -- the Trust is committed to its guiding principles (as described in the section of the Prospectus entitled “Business of the Trust – The Trust’s Guiding Principles”).

Merk Investments LLC

May 19, 2017

The Sponsor arranged for the creation of the Trust, the registration of the Shares for their public offering in the United States, and the listing of the Shares on NYSE Arca. The Sponsor generally oversees the performance of the Trustee and the Trust’s principal service providers but does not exercise day-to-day oversight of them. The Sponsor is entitled to a fee (all or part of which it may waive at its discretion) to compensate it for its services as the Trust’s sponsor and its assumption of the following administrative and marketing expenses incurred by the Trust (“Sponsor’s Fee”): the Trustee’s monthly fee and out-of-pocket expenses; the Custodian’s fee; the fees and expenses of Foreside Fund Services, LLC (“Foreside”) (see below); the fees and expenses of VanEck Securities Corporation as marketing agent (“VanEck”); expenses reimbursable under the Custody Agreements; the precious metals dealer’s fees and expenses reimbursable under its agreement with the Sponsor; exchange listing fees; applicable SEC registration fees; printing and mailing costs; maintenance expenses for the Website; audit fees; and up to $100,000 per annum in legal expenses. The Sponsor also paid the costs of the Trust’s organization and the initial sale of the Shares. The Sponsor’s Fee is paid in Shares in lieu of cash.

The Sponsor may remove the Trustee and appoint a successor trustee under certain circumstances. The Sponsor also has the right to direct the Trustee to appoint any new or additional custodian of the Trust’s gold that the Sponsor selects and any new or additional sub-custodian that the Custodian may wish to appoint.

The Sponsor (1) develops a marketing plan for the Trust on an ongoing basis, (2) prepares marketing materials regarding the Shares, (3) maintains the Website, (4) may engage in over-the-counter transactions with a precious metals dealer to exchange the Trust’s Gold for Gold of different specifications as requested by a Delivery Applicant in a Delivery Application, (5) may provide instructions for assaying Gold, and other instructions relating to custody of the Trust’s Gold, as necessary, (6) may request the Trustee to order Custodian audits (to the extent permitted under the Custody Agreements5), and (7) reviews Delivery Applications from Delivery Applicants wishing to take delivery of physical Gold for their Shares and coordinates the delivery of physical Gold to the Delivery Applicants.

5 The Custody Agreements, which are between the Trustee and the Custodian, consist of the Trust Unallocated Account Agreement and the Trust Allocated Account Agreement.

Merk Investments LLC

May 19, 2017

The Trustee is generally responsible for the day-to-day administration of the Trust, including keeping the Trust’s operational records. The Trustee’s principal responsibilities include the following: (1) valuing the Trust’s Gold and calculating the NAV per Share; (2) supplying inventory information to the Sponsor for the Website; (3) receiving and processing Orders from Authorized Participants for the creation and redemption of Baskets; (4) coordinating the processing of Orders with the Custodian and DTC, including coordinating with the Custodian the receipt of unallocated Gold transferred to the Trust in connection with each issuance of Baskets; (5) cooperating with the Sponsor, the Custodian, and the precious metals dealer in connection with the delivery of physical Gold to Delivery Applicants in exchange for their Shares; (6) issuing and allocating Shares to the Sponsor in lieu of paying the Sponsor’s Fee in cash; (7) issuing and allocating Shares to the Sponsor to reimburse cash payments owed by the Trust but undertaken by the Sponsor; (8) selling the Trust’s Gold pursuant to the Sponsor’s direction or otherwise as needed to pay any extraordinary Trust expenses that are not assumed by the Sponsor; (9) holding the Trust’s cash and other financial assets, if any; (10) when appropriate, making distributions of cash or other property to investors; (11) receiving and reviewing reports on the custody of and transactions in the Trust’s Gold from the Custodian; and (12) taking other actions in connection with the custody of the Trust’s Gold the Sponsor instructs.

JPMorgan Chase Bank, N.A. serves as the custodian of the Trust’s assets (“Custodian”) and will continue to do so unless and until a successor or additional custodian thereof is appointed by the Trustee at the direction of or as approved by the Sponsor. The Custodian is responsible for (1) holding the Trust’s allocated Gold as well as receiving and converting allocated and unallocated Gold on the Trust’s behalf, (2) supplying inventory information to the Trustee and the Sponsor, and (3) facilitating the transfer of Gold in and out of the Trust and facilitating the shipment of London Bars to Delivery Applicants. The Custodian deposits into the “Trust Unallocated Account”6 Gold received from Authorized Participants in exchange for Baskets and promptly converts each such deposit to allocated London Bars, unless a portion of the Gold received is to be converted into physical Gold other than London Bars for delivery to a Delivery Applicant. When physical gold is allocated to the Trust, no more than 430 Fine Ounces of unallocated gold (the maximum weight corresponding to a London Bar) may remain in the Trust Unallocated Account at the end of each business day.

Pursuant to a services agreement, Foreside assists the Sponsor by providing training to and oversight of certain of the Sponsor’s employees concerning the preparation of marketing material and regulatory requirements therefor, reviewing that material when requested, and making other educational programs available to the Sponsor’s employees. Pursuant to a marketing agent agreement, Van Eck provides assistance in the marketing of the shares.

The Trust Agreement provides that, after the expiration of sixty days following the date of its termination, the Trustee (1) shall sell the Trust property then held thereunder pursuant to the Sponsor’s direction or, if the Sponsor fails to provide direction, as the Trustee determines and (2) may thereafter hold the net proceeds of any such sale, together with any other cash then held by it thereunder, uninvested and without liability for interest, for the pro rata benefit of the persons in whose name Shares that had not theretofore been surrendered are registered on the Trustee’s books maintained for that purpose. After making that sale, the Trustee is obligated to deliver to those persons against their surrender of Shares (and, if DTC is the registered owner of Shares, in accordance with its rules and procedures for such surrender and delivery) their pro rata portion of the net proceeds and other cash the Trustee holds. The Shares’ owners thus will not receive any of the physical Gold the Trust held on its termination.

6 The Trust Unallocated Account is used to facilitate (1) the transfer of Gold deposits and Gold redemption distributions in connection with the creation and redemption of Baskets, (2) the exchange by the precious metals dealer of Gold the Trust holds into physical Gold requested by a Delivery Applicant, and (3) any sale of Gold the Trust makes.

Merk Investments LLC

May 19, 2017

OPINION

Based solely on the facts and assumptions described above, and conditioned on the Trust’s organization and operation strictly in accordance with the description thereof in the Prospectus (without the modification of any aspect thereof that we have not approved), our opinion is that the discussion relating to federal income tax matters under the heading “Federal Income Tax Consequences” in the Prospectus, insofar as it describes statements of, and conclusions regarding, federal tax law and subject to the limitations and qualifications contained therein, correctly summarizes, as of the date thereof, the material federal income tax consequences that generally will apply to the purchase, ownership, and disposition of Shares by a “U.S. Investor” (as defined therein) and certain federal tax consequences that may apply to the purchase, ownership, and disposition of Shares by a “non-U.S. Investor” (as defined therein).

*       *       *       *       *

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect. Our opinion addresses only the specific federal income tax consequences set forth above and does not address any other federal, or any state, local, or foreign, tax consequences or any other action (including any taken in connection therewith). Finally, our opinion is solely for the information and use of the Sponsor, the Trust, and the holders of Shares and may not be relied on for any purpose by any other person without our express written consent.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the reference to this firm’s name under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the SEC, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or those rules and regulations.

Very truly yours,

/s/ K&L GATES LLP